Exhibit EX-99.B11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


                  We consent to the inclusion of our report, dated March 30, 1998, on our audit of the Statements of Assets and Liabilities of PBHG Advisor Funds, Inc., as of March 20, 1998 under the heading "Financial Statements" in the Statement of Additional Information. We also consent to the reference to our Firm under the heading "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information with respect to this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-44193).



/s/Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, PA
May 12, 1998